Exhibit 10.1

CBRE GROUP, INC.

EXECUTIVE INCENTIVE PLAN

Initially Effective January 1, 2007

As First Amended February 21, 2014

As Further Amended on May 15, 2015 (Effective February 11, 2015)

PREAMBLE

This CBRE Group, Inc. Executive Incentive Plan (the “Plan”) was initially adopted effective January 1, 2007 by the Compensation Committee of the Board of Directors of CBRE Group, Inc., a Delaware corporation (the “Company”). The Plan received stockholder approval on June 1, 2007.

The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers by providing incentives and financial rewards to such executive officers that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code.

ARTICLE I – Definitions

1.1 Award means an award of incentive compensation pursuant to the Plan.

1.2 Code means the Internal Revenue Code of 1986, as amended.

1.3 Committee means the Compensation Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

1.4 Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company’s Long Term Disability Plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

1.5 Executive Officers means officers of the Company who are designated by the Board as “Section 16 officers.”

1.6 Participant means an Executive Officer who is selected by the Committee to participate in the Plan.

1.7 Performance Period means the time period during which the achievement of the performance goals is to be measured.

1.8 Retirement means voluntary termination of employment by a Participant with the Company or an affiliated company (x) for U.S. Participants, when the Participant is age 55 or older, or (y) for non-U.S. Participants, when the Participant is age 55 or older or such other age as required to qualify for retirement under applicable non-U.S. law.

ARTICLE II – Eligibility and Participation

2.1 Eligibility and Participation. The Committee shall select Executive Officers of the Company who are eligible to receive Awards under the Plan and who shall be Participants in the Plan during any Performance Period in respect of which they may earn an Award.

ARTICLE III – Terms of Awards

3.1 Calculation of Awards. The Award payable under the Plan for a Performance Period is equal to 2.25% of Earnings Before Income Taxes, Depreciation and Amortization for the Chief Executive Officer for the Performance Period and 1.50% of Earnings Before Income Taxes, Depreciation and Amortization for each of the other Participants for the Performance Period.

“Earnings Before Income Taxes, Depreciation and Amortization” means the Company’s earnings before income taxes, depreciation and amortization as reported in the Company’s income statement for the applicable Performance Period, prior to accrual of any amounts for payment under the Plan for the Performance Period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis.

3.2 Discretionary Adjustment. The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the discretionary authority to reduce the amount. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.3 Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, or other stock-based awards or stock-denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of the grant.

3.4 Timing of Payment. Subject to the immediately following sentence, payment of Awards will be made as soon as practicable following determination of and certification of the Award, but in no event more than two and a half months after the end of the fiscal year with respect to which such Award relates, unless the Participant has, prior to the grant of an Award, submitted an election to defer receipt of such Award in accordance with a deferred compensation plan approved by the Committee. Notwithstanding the foregoing, any Award (or portion thereof) determined to be paid in stock, restricted stock, stock options, or other stock-based awards or stock-denominated units pursuant to the Company’s equity compensation plans may be issued to the Participant at any time following determination and certification of the Award and prior to the last day of the fiscal year following the fiscal year with respect to which such Award relates.

3.5 Performance Period. Within 90 days after the commencement of each fiscal year or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and affirm the applicability of the Plan’s formula for determining the Award for each Participant for the Performance Periods. The time period during which the achievement of the performance goals is to be measured shall be determined by the Committee, but may be no longer than five years and no less than six months.

3.6 Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the performance goals and the amount of the Award.

ARTICLE IV – New Hires, Promotions and Terminations

4.1 New Participants During the Performance Period. If an individual is newly hired or promoted during a Performance Period into a position eligible for participation in the Plan, he or she shall be eligible (but not guaranteed) to receive an Award under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan.

4.2 Retirement, Disability or Death. A Participant who terminates employment with the Company due to Retirement, Disability or death during a Performance Period shall be eligible (but not guaranteed) to receive an Award prorated for the portion of the Performance Period prior to termination of employment. A Participant who terminates employment with the Company due to Retirement, Disability or death following the end of a Performance Period but before Awards relating to such Performance Period are paid shall be eligible (but not guaranteed) to receive the full Award for such Performance Period. Awards payable in the event of death, if paid, shall be paid to the Participant’s estate.

4.3 Termination of Employment. Subject to Section 4.2, if a Participant’s employment with the Company terminates for any reason (whether voluntarily or involuntarily) either during a Performance Period or following the end of a Performance Period but before Awards relating to such Performance Period are paid, unless otherwise determined by the Committee, no Award (or portion thereof) shall be payable or earned with respect to such Performance Period.

ARTICLE V – Miscellaneous

5.1 Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2 Non-Transferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, prior to its payment hereunder. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3 Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties, including the Company, its stockholders, and the Participants. The provisions of the Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and the Plan shall be interpreted and operated consistent with that intention.

5.4 Severability. If any provisions of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5 No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6 Employment at Will. None of the adoption of the Plan, eligibility of any person to participate in it, or payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

5.7 Amendment or Termination of the Plan. The Company’s Board of Directors reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require stockholder approval to the extent required to comply with applicable law, including the exemption under Section 162(m) of the Code.

5.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Company’s Board of Directors nor its submission to (or approval by) the stockholders of the Company shall be construed as having created any limitations on the power of the Company’s Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, whether tied to performance or otherwise.

5.9 Governing Law; Dispute Resolution. The Plan and any agreements entered into or awards granted pursuant hereto shall be interpreted in accordance with the laws of the State of Delaware and applicable federal law. Any controversy or claim related in any way to the Plan shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Los Angeles, California, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Delaware. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if the Participant is the prevailing party, the Company shall reimburse the Participant for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute.

(Remainder of Page Intentionally Blank.)

IN WITNESS WHEREOF, the Company has caused the Plan (as amended) to be executed by the undersigned.

CBRE GROUP, INC.

By:	/s/ LAURENCE H. MIDLER
Name:	Laurence H. Midler
Title:	Executive Vice President